Exhibit 3.1

STATUTEN der Allied World Assurance Company Holdings, Ltd Allied World Assurance Company Holdings, AG	ARTICLES OF ASSOCIATION of Allied World Assurance Company Holdings, Ltd Allied World Assurance Company Holdings, AG

I. Firma, Sitz und Zweck der Gesellschaft Artikel 1 Firma, Sitz und Dauer der Gesellschaft	I. Name, Domicile and Purpose of the Company Article 1 Corporate Name, Registered Office and Duration

Unter der Firma

Allied World Assurance Company Holdings, Ltd
Allied World Assurance Company Holdings, AG

besteht eine Aktiengesellschaft gemäss Artikel 620 ff. OR mit Sitz in Zug. Die Dauer der Gesellschaft ist unbeschränkt.

Under the corporate name

Allied World Assurance Company Holdings, Ltd
Allied World Assurance Company Holdings, AG

a Company exists pursuant to Article 620 et seq. of the Swiss Code of Obligations (hereinafter “CO”) having its registered office in Zug. The duration of the Company is unlimited.

Artikel 2                           Zweck

a)                  Hauptzweck der Gesellschaft ist der Erwerb, das Halten und der Verkauf von Beteiligungen an Unternehmen, insbesondere, jedoch nicht ausschliesslich, solcher der Direkt- und Rückversicherungsbranche.

Article 2 Purpose a) The main purpose of the Company is to acquire, hold, manage and to sell equity participations, including in insurance and reinsurance companies as well as in other companies.

Die Gesellschaft kann Finanz- und Management-Transaktionen ausführen. Sie kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten.	The Company may carry out finance and management transactions and set up branches and subsidiaries in Switzerland and abroad.

Die Gesellschaft kann im In- und Ausland Grundstücke erwerben, halten und veräussern.	The Company may acquire, hold and sell real estate in Switzerland and abroad.

b) Die Gesellschaft kann alle Geschäfte tätigen, die geeignet sind, den Zweck der Gesellschaft zu fördern und mit dem Zweck im Zusammenhang stehen.	b) The Company may engage in all types of transactions and may take all measures that appear appropriate to promote the purpose of the Company or that are related to the same.

II. Aktienkapital und Aktien	II. Share Capital and Shares

Artikel 3                           Aktienkapital

a)                  Das Aktienkapital der Gesellschaft beträgt CHF 413’178’549.60 und ist eingeteilt in 100’775’256 auf den Namen lautende Aktien im Nennwert von CHF 4.10 je Aktie. Das Aktienkapital ist vollständig liberiert.

Article 3                            Share Capital

a)                  The share capital of the Company amounts to CHF 413,178,549.60 and is divided into 100,775,256 registered shares with a par value of CHF 4.10 per share. The share capital is fully paid-in.

b) Auf Beschluss der Generalversammlung können jederzeit Namenaktien in Inhaberaktien und Inhaberaktien in Namenaktien umgewandelt werden.	b) Upon resolution of the General Meeting of Shareholders, registered shares may be converted into bearer shares and bearer shares may be converted into registered shares, at any time.

Artikel 4                           Bedingtes Aktienkapital für Anleihensobligationen und ähnliche Instrumente der Fremdfinanzierung

a)                  Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF 12’300’000 durch Ausgabe von höchstens 3’000’000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 4.10 je Aktie erhöht, bei und im Umfang der Ausübung von Wandel- und/oder Optionsrechten, welche im Zusammenhang mit von der Gesellschaft oder ihren Tochtergesellschaften emittierten oder noch zu emittierenden Anleihensobligationen, Notes oder ähnlichen Obligationen oder Schuldverpflichtungen eingeräumt wurden/werden, einschliesslich Wandelanleihen.

Article 4                            Conditional Share Capital for Bonds and Similar Debt Instruments

a)                  The share capital of the Company shall be increased by an amount not exceeding CHF 12,300,000 through the issue of a maximum of 3,000,000 registered shares, payable in full, each with a par value of CHF 4.10 through the exercise of conversion and/or option or warrant rights granted in connection with bonds, notes or similar instruments, issued or to be issued by the Company or by subsidiaries of the Company, including convertible debt instruments.

b) Das Bezugsrecht der Aktionäre ist für diese Aktien ausgeschlossen. Das Vorwegzeichnungsrecht der Aktionäre und,	b) Shareholders’ pre-emptive rights are excluded with respect to these shares. Shareholders’ advance subscription rights and, if soweit vorhanden, dasjenige der Partizipanten in Bezug auf neue Anleihensobligationen, Notes oder ähnlichen Obligationen oder Schuldverpflichtungen kann durch Beschluss des Verwaltungsrats zu folgenden Zwecken eingeschränkt oder ausgeschlossen werden: Finanzierung und Refinanzierung des Erwerbs von Unternehmen, Unternehmensteilen oder Beteiligungen, von durch die Gesellschaft geplanten neuen Investitionen oder bei der Emission von Options- und Wandelanleihen über internationale Kapitalmärkte sowie im Rahmen von Privatplatzierungen. Der Ausschluss des Vorwegszeichnungsrechts ist ausschliesslich unter folgenden kumulativen Bedingungen zulässig: (1) Die Instrumente müssen zu Marktkonditionen emittiert werden, (2) die Frist, innerhalb welcher die Options- und Wandelrechte ausgeübt werden können, darf ab Zeitpunkt der Emission des betreffenden Instruments bei Optionsrechten 10 Jahre und bei Wandelrechten 20 Jahre nicht überschreiten und (3) der Umwandlungs- oder Ausübungspreis für die neuen Aktien hat mindestens dem Marktpreis zum Zeitpunkt der Emission des betreffenden Instruments zu entsprechen.

existing, such rights of participants with regard to new bonds, notes or similar instruments may be restricted or excluded by decision of the Board of Directors in order to finance or re-finance the acquisition of companies, parts of companies or holdings, or new investments planned by the Company, or in order to issue convertible bonds and warrants on the international capital markets or through private placement. If advance subscription rights are excluded, then (1) the instruments are to be placed at market conditions, (2) the exercise period is not to exceed ten years from the date of issue for warrants and twenty years for conversion rights and (3) the conversion or exercise price for the new shares is to be set at least in line with the market conditions prevailing at the date on which the instruments are issued.

c)                   Der Erwerb von Namenaktien durch Ausübung von Wandel- und Optionsrechten sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Artikel 8 der Statuten.

c)                   The acquisition of registered shares through the exercise of conversion rights or warrants and any further transfers of registered shares shall be subject to the restrictions specified in Article 8 of the Articles of Association.

Artikel 5                           Bedingtes Aktienkapital für Mitarbeiterbeteiligungen

a)                  Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF 51’660’000 durch Ausgabe von höchstens 12’600’000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 4.10 je Aktie erhöht bei und im Umfang der Ausübung von Optionen, welche Mitarbeitern der Gesellschaft oder Tochtergesellschaften sowie Beratern, Direktoren oder anderen Personen, welche Dienstleistungen für die Gesellschaft oder ihre Tochtergesellschaften erbringen, eingeräumt wurden/werden.

Article 5                            Conditional Share Capital for Employee Benefit Plans

a)                  The share capital of the Company shall be increased by an amount not exceeding CHF 51,660,000 through the issue from time to time of a maximum of 12,600,000 registered shares, payable in full, each with a par value of CHF 4.10, in connection with the exercise of option rights granted to any employee of the Company or a subsidiary, and any consultant, director or other person providing services to the Company or a subsidiary.

b)                  Bezüglich dieser Aktien ist das Bezugsrecht der Aktionäre ausgeschlossen. Neue Aktien dieser Art können unter dem aktuellen Marktpreis ausgegeben werden. Der Verwaltungsrat bestimmt bei einer solchen Emission die spezifischen Konditionen, inkl. den Preis der Aktien.

b)                  Shareholders’ pre-emptive rights shall be excluded with regard to the issuance of these shares. These new registered shares may be issued at a price below the current market price. The Board of Directors shall specify the precise conditions of issue including the issue price of the shares.

c)                   Der Erwerb von Namenaktien im Zusammenhang mit Mitarbeiterbeteiligungen sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Artikel 8 der Statuten.

c)                   The acquisition of registered shares in connection with employee participation and any further transfers of registered shares shall be subject to the restrictions specified in Article 8 of the Articles of Association.

Artikel 6                         Genehmigtes Kapital zu allgemeinen Zwecken

a)                  Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis 19. April 2018 im Maximalbetrag von CHF 77’536’629.30 durch Ausgabe von höchstens 18’911’373 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 4.10 je Aktie zu erhöhen.

Article 6                            Authorized Share Capital for General Purposes

a)                  The Board of Directors is authorized to increase the share capital from time to time and at any time until April 19, 2018 by an amount not exceeding CHF 77,536,629.30 through the issue of up to 18,911,373 fully paid up registered shares with a par value of CHF 4.10 each.

b)                  Erhöhungen auf dem Weg der Festübernahme sowie Erhöhungen in Teilbeträgen sind gestattet. Der Ausgabebetrag, die Art der Einlage, der Zeitpunkt der Dividendenberechtigung sowie die Zuweisung nicht ausgeübter Bezugsrechte werden durch den

b)                  Increases through firm underwriting or in partial amounts are permitted. The issue price, the date of dividend entitlement, the type of consideration (including the contribution or underwriting in kind) as well as the allocation of non-exercised pre-emptive

Verwaltungsrat bestimmt.	rights shall be determined by the Board of Directors.

c)                   Der Verwaltungsrat ist ermächtigt, Bezugsrechte der Aktionäre auszuschliessen und diese Dritten zuzuweisen, wenn die neu auszugebenden Aktien zu folgenden Zwecken verwendet werden: (1) Fusionen, Übernahmen von Unternehmen oder Beteiligungen, Finanzierungen und Refinanzierungen solcher Fusionen und Übernahmen sowie anderweitige Investitionsvorhaben (unter Einschluss von Privatplatzierungen), (2) Stärkung der regulatorischen Kapitalbasis der Gesellschaft oder ihrer Tochtergesellschaften (unter Einschluss von Privatplatzierungen), (3) zur Erweiterung des Aktionariats, oder (4) zum Zwecke der Mitarbeiterbeteiligung.

c)                   The Board of Directors is authorized to exclude the pre-emptive rights of the shareholders and to allocate them to third parties in the event of the use of shares for the purpose of (1) mergers, acquisitions of enterprises or participations, financing and/or refinancing of such mergers and acquisitions and of other investment projects (including by way of private placements); (2) improving the regulatory capital position of the company or its subsidiaries (including by way of private placements); (3) broadening the shareholder constituency; or (4) the participation of employees.

d)                  Die Zeichnung sowie der Erwerb von Namenaktien aus genehmigtem Kapital zu allgemeinen Zwecken sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Artikel 8 der Statuten.

d)                  The subscription as well as the acquisition of registered shares out of authorized share capital for general purposes and any further transfers of registered shares shall be subject to the restrictions specified in Article 8 of the Articles of Association.

Artikel 7               Form der Aktien, Bucheffekten

a)                  Die Gesellschaft kann ihre Namenaktien in der Form von Einzelurkunden, Globalurkunden oder Wertrechte ausgeben und jederzeit ohne Genehmigung der Aktionäre eine bestehende Form in eine andere Form von Namenaktien umwandeln. Ein Aktionär oder eine Aktionärin hat keinen Anspruch auf Umwandlung seiner oder ihrer Namenaktien in eine andere Form oder auf Druck und Auslieferung von Urkunden. Mit der Zustimmung des Aktionärs oder der Aktionärin kann die Gesellschaft ausgestellte Urkunden, die bei ihr eingeliefert werden, ersatzlos annullieren. Jeder Aktionär und jede Aktionärin können jedoch von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über die von ihm oder ihr gemäss Aktienregister gehaltenen Namenaktien verlangen.

Article 7                            Form of Shares, Intermediated Securities

a)                  The Company may issue its registered shares in the form of individual certificates, global certificates and/or uncertificated securities and convert one form into another form of registered shares at any time and without the approval of the shareholders. A shareholder has no entitlement to demand a conversion of the form of the registered shares or the printing and delivery of share certificates. With the consent of the shareholder, the Company may cancel issued certificates which are returned to it without replacement. Each shareholder may, however, at any time request a written confirmation from the Company of the registered shares held by such shareholder, as reflected in the share register of the Company.

b)                  Die Gesellschaft kann für die Namenaktien Bucheffekten schaffen. Die Übertragung von Bucheffekten und die Bestellung von Sicherheiten an Bucheffekten richten sich nach den Bestimmungen des Bucheffektengesetzes. Die Gesellschaft kann als Bucheffekten ausgestaltete Namenaktien aus dem entsprechenden Verwahrungssystem zurückziehen.

b)                  The Company may create intermediated securities for the registered shares. The transfer of intermediated securities and furnishing of collateral in intermediated securities must conform with the regulations of the Intermediary-Held Securities Act. The Company may withdraw registered shares issued as intermediary-held securities from the respective custody system.

c)                   Die Übertragung von Namenaktien, einschliesslich der daraus entspringenden Rechte, richtet sich nach dem anwendbaren Recht und diesen Statuten. Eine Übertragung durch Zession bedarf zusätzlich der Anzeige an die Gesellschaft; die Bank, welche abgetretene Namenaktien für die Aktionäre verwaltet, kann von der Gesellschaft über die erfolgte Zession benachrichtigt werden. Die Übertragungen unterliegen den Beschränkungen von Artikel 8 der Statuten.

c)                   Transfers of registered shares and the rights arising therefrom are subject to the applicable law and these Articles of Association. A transfer by way of assignment, in addition, requires notice of the assignment to the Company; the bank which handles the book entries of the assigned registered shares on behalf of the shareholders may be notified by the Company of such assignment. Transfers are subject to the limitations of Article 8 of the Articles of Association.

d)                  Für den Fall, dass die Gesellschaft Aktienzertifikate druckt und ausgibt, müssen die Aktienzertifikate die Unterschrift von zwei zeichnungsberechtigten Personen tragen. Mindestens eine dieser Personen muss Mitglied des Verwaltungsrats sein. Faksimile-Unterschriften sind erlaubt.

d)                  If the Company prints and issues share certificates, such share certificates shall bear the signature of two duly authorized signatories of the Company, at least one of which shall be a member of the Board of Directors. These signatures may be facsimile signatures.

Artikel 8 Aktienregister und Beschränkungen der Übertragbarkeit	Article 8 Share Register and Transfer Restrictions

a)                  Für die Namenaktien wird ein Register (Aktienbuch) geführt. Darin werden die Eigentümer und Nutzniesser mit Namen und Vornamen, Wohnort, Adresse und Staatsangehörigkeit (bei juristischen Personen mit Sitz) eingetragen.

a)                  Registered shares are registered in a share register. The name of the owner or the usufructuary shall be entered in the share register with his/her name, address, domicile and citizenship (domicile in case of legal entities).

b)                  Zur Eintragung ins Aktienbuch als Aktionär mit Stimmrecht ist die Zustimmung des Verwaltungsrats notwendig. Die Eintragung als Aktionär mit Stimmrecht kann in den in Artikel 8 lit. c), e), f) und g) der Statuten festgehaltenen Fällen abgelehnt werden. Lehntder

b)                  Entry in the share register of registered shares with voting rights is subject to the approval of the Board of Directors. Entry of registered shares with voting rights may be refused based on the grounds set out in Article 8 paragraph c), e), f) and g) of the Articles

                             Verwaltungsrat die Eintragung des Erwerbers als Aktionär mit Stimmrecht ab, benachrichtigt er diesen innerhalb von 20 Tagen seit dem Eingang des Eintragungsgesuchs. Nicht anerkannte Erwerber werden als Aktionäre ohne Stimmrecht ins Aktienbuch eingetragen. Die entsprechenden Aktien gelten in der Generalversammlung als nicht vertreten.

                             of Association. If the Board of Directors refuses to register the acquirer as shareholder with voting rights it shall notify the acquirer of such refusal within 20 days upon receipt of the application. Non-recognized acquirers shall be entered in the share register as shareholders without voting rights. The corresponding shares shall be considered as not represented in the General Meeting of Shareholders.

c)                   Eine natürliche oder juristische Person wird in dem Umfang nicht als Aktionärin mit Stimmrecht im Aktienbuch eingetragen, in welchem die von ihr direkt oder indirekt im Sinne von Artikel 14 der Statuten gehaltene oder sonstwie kontrollierte Beteiligung 10% oder mehr des im Handelsregister eingetragenen Aktienkapitals beträgt. Dabei gelten Personen, die durch Absprache, Kapital, Stimmkraft, Leitung, Syndikat oder auf andere Weise miteinander verbunden sind, als eine Person. Im Umfang, in welchem eine derartige Beteiligung 10% oder mehr des Aktienkapitals beträgt, werden die entsprechenden Aktien ohne Stimmrecht ins Aktienbuch eingetragen.

c)                   No individual or legal entity may, directly or through Constructive Ownership (as defined in Article 14 of the Articles of Association below) or otherwise control voting rights with respect to 10% or more of the registered share capital recorded in the Commercial Register. Those associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares, shall be regarded as one person. The registered shares exceeding the limit of 10% shall be entered in the share register as shares without voting rights.

d) [reserviert]	d) [reserved]

e)                   Die oben erwähnte 10%-Limite gilt auch bei der Zeichnung oder dem Erwerb von Aktien, welche mittels Ausübung von Options- oder Wandelrechten aus Namen- oder Inhaberpapieren oder sonstigen von der Gesellschaft oder Dritten ausgestellten Wertpapieren oder welche mittels Ausübung von erworbenen Bezugsrechten aus Namen- oder Inhaberaktien gezeichnet oder erworben werden. Im Umfang, in welchem eine daraus resultierende Beteiligung 10% oder mehr des Aktienkapitals beträgt, werden die entsprechenden Aktien ohne Stimmrecht ins Aktienbuch eingetragen.

e)                   The limit of 10% of the registered share capital also applies to the subscription for, or acquisition of, registered shares by exercising option or convertible rights arising from registered or bearer securities or any other securities issued by the Company or third parties, as well as by means of exercising purchased pre-emptive rights arising from either registered or bearer shares. The registered shares exceeding the limit of 10% shall be entered in the share register as shares without voting rights.

f) Der Verwaltungsrat verweigert die Eintragung ins Aktienbuch als Aktionär mit Stimmrecht oder entscheidet über die Löschung	f) The Board of Directors shall reject entry of registered shares with voting rights in the share register or shall decide on their cancellation eines bereits eingetragenen Aktionärs mit Stimmrecht aus dem Aktienbuch, wenn der Erwerber auf sein Verlangen hin nicht ausdrücklich erklärt, dass er die Aktien im eigenen Namen und auf eigene Rechnung erworben hat.

when the acquirer or shareholder upon request does not expressly state that he/she has acquired or holds the shares in his/her own name and for his/her own account.

g)                   Der Verwaltungsrat verweigert die Eintragung natürlicher und juristischer Personen, welche Namenaktien für Dritte halten und dies schriftlich gegenüber der Gesellschaft erklären, als Treuhänder/Nominees mit unbeschränktem Stimmrecht ins Aktienbuch oder entscheidet über die Löschung aus dem Aktienbuch, wenn sie sich nicht dazu verpflichten, gegenüber der Gesellschaft auf deren schriftliches Verlangen hin jederzeit die Namen, Adressen und Beteiligungsquoten derjenigen Personen offenzulegen, für welche sie die Namenaktien halten.

g)                   The Board of Directors shall reject entry of individuals and legal entities who hold registered shares for third parties and state this in writing to the Company, as nominees in the share register with voting rights without limitation or shall decide on their cancellation when the nominee does not undertake the obligation to disclose at any time to the Company at its written request the names, addresses and share holdings of each person for whom such nominee is holding shares.

h)                  Der Verwaltungsrat kann in besonderen Fällen Ausnahmen von den obgenannten Beschränkungen (Artikel 8 lit. c), e), f) und g) der Statuten) genehmigen. Sodann kann der Verwaltungsrat nach Anhörung der betroffenen Personen deren Eintragungen im Aktienbuch als Aktionäre rückwirkend streichen, wenn diese durch falsche Angaben zustande gekommen sind oder wenn die betroffene Person die Auskunft gemäss Artikel 8 lit. f) der Statuten verweigert.

h)                  The Board of Directors may in special cases approve exceptions to the above regulations (Article 8 paragraph c), e), f) and g) of the Articles of Association). The Board of Directors is in addition authorized, after due consultation with the person concerned, to delete with retroactive effect entries in the share register which were effected on the basis of false information and/or to delete entries in case the respective person refuses to make the disclosers according to Article 8 paragraph f) of the Articles of Association.

i)                      Solange ein Erwerber nicht Aktionär mit Stimmrecht im Sinne von Artikel 8 der Statuten geworden ist, kann er weder die entsprechenden Stimmrechte noch die weiteren mit diesem in Zusammenhang stehenden Rechte wahrnehmen.

i)                      Until an acquirer becomes a shareholder with voting rights for the shares in accordance with this Article 8 of the Articles of Association, he/she may neither exercise the voting rights connected with the shares nor other rights associated with the voting rights.

III. Organisation	III. Organization

A. Die Generalversammlung	A. The General Meeting of Shareholders

Artikel 9 Befugnisse	Article 9 Authorities

Die Generalversammlung ist das oberste Organ der Gesellschaft. Sie hat die folgenden unübertragbaren Befugnisse:	The General Meeting of Shareholders is the supreme corporate body of the Company. It has the following non-transferable powers:

1. die Festsetzung und Änderung der Statuten;	1. to adopt and amend the Articles of Association;

2.                   die Wahl und Abberufung (i) der Mitglieder des Verwaltungsrats, (ii) des Präsidenten des Verwaltungsrates, (iii) der Mitglieder des Vergütungsausschusses, (iv) der Revisionsstelle und (v) eines unabhängigen Stimmrechtsvertreters und etwaiger Stellvertreter;

2.                   to elect and remove (i) the members of the Board of Directors, (ii) the Chairman, (iii) the members of the Compensation Committee, (iv) the Auditors and (v) the Independent Proxy and his, her or its substitutes;

3. die Genehmigung des Jahresberichts, der Jahresrechnung und der Konzernrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinns, insbesondere die Festsetzung der Dividende;

3.                   to approve the statutory required annual report, the annual accounts and the consolidated financial statements as well as to pass resolutions regarding the allocation of profits as shown on the balance sheet, in particular to determine the dividends;

4. die Entlastung der Mitglieder des Verwaltungsrats; und	4. to grant discharge to the members of the Board of Directors; and

5. die Genehmigung der Vergütungen der Mitglieder des Verwaltungsrates und der Personen, die vom Verwaltungsrat ganz oder teilweise mit der Geschäftsführung betraut sind (“Geschäftsleitung”); und

5.                   to approve the compensation of the members of the Board of Directors and the persons entrusted by the Board of Directors in whole or in part with the management of the Company’s business operations (“Executive Management”); and

6. die Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind oder welche ihr vom Verwaltungsrat vorgelegt werden.	6. to pass resolutions regarding items which are reserved to the General Meeting of Shareholders by law or by the Articles of Association or which are presented to it by the Board of Directors.

Artikel 10 Generalversammlungen sowie deren Einberufung	Article 10 Meetings and Convening the Meeting

a)                  Die ordentliche Generalversammlung findet alljährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres statt. Zeitpunkt und Ort, welcher im In- oder Ausland sein kann, werden durch den Verwaltungsrat bestimmt.

a)                  The ordinary General Meeting of Shareholders shall be held annually within six months after the close of the business year at such time and at such location, which may be within or outside Switzerland, as determined by the Board of Directors.

b)                  Ausserordentliche Generalversammlungen werden gemäss den gesetzlichen Bestimmungen durch Beschluss der Generalversammlung, durch die Revisionsstelle oder den Verwaltungsrat einberufen. Ausserdem müssen ausserordentliche Generalversammlungen einberufen werden, wenn stimmberechtigte Aktionäre, welche zusammen mindestens 10% des Aktienkapitals vertreten, es verlangen.

b)                  Extraordinary General Meetings of Shareholders may be called in accordance with statutory provisions by resolution of the General Meeting of Shareholders, the Auditors or the Board of Directors, or by shareholders with voting powers, provided they represent at least 10% of the share capital.

Artikel 11 Einladung	Article 11 Notice

Die Einladung erfolgt mindestens 20 Tage vor der Versammlung durch Publikation im Schweizerischen Handelsamtsblatt (SHAB).	Notice of the General Meeting of Shareholders shall be given by publication in the Swiss Official Gazette of Commerce (SOGC) at least 20 days before the date of the meeting.

Artikel 12 Traktanden	Article 12 Agenda

a) Der Verwaltungsrat nimmt die Traktandierung der Verhandlungsgegenstände vor.	a) The Board of Directors shall state the matters on the agenda.

b)                  Ein oder mehrere mit Stimmrecht eingetragene Aktionäre können, gemäss den gesetzlichen Bestimmungen, vom Verwaltungsrat die Traktandierung eines Verhandlungsgegenstandes verlangen. Das Begehren um Traktandierung ist schriftlich unter Angabe der Verhandlungsgegenstände und der Anträge an den Präsidenten des Verwaltungsrats mindestens 60 Tage vor der Generalversammlung einzureichen.

b)                  One or more registered shareholders may in compliance with the legal requirements demand that matters be included in the agenda. Such demands shall be in writing and shall specify the items and the proposals and has to be submitted to the Chairman up to 60 days before the date of the meeting.

c)                   Über Anträge zu nicht gehörig angekündigten Verhandlungsgegenständen, welche auch nicht im Zusammenhang mit einem gehörig traktandierten Verhandlungsgegenstand stehen, können keine Beschlüsse gefasst werden, ausser in den gesetzlich vorgesehenen Fällen.

c)                   No resolution shall be passed on matters proposed only at the General Meeting of Shareholders and which have no bearing on any of the proposed items of the agenda, apart from those exceptions permitted by law.

d)                  In der Einberufung der Versammlung werden die Traktanden und die Anträge des Verwaltungsrats sowie derjenigen Aktionäre bekanntgegeben, welche die Traktandierung oder die Durchführung einer Generalversammlung verlangt haben.

d)                  The notice of the meeting shall state the matters on the agenda and the proposals of the Board of Directors and of those shareholders who have demanded that a meeting be called or that matters be included in the agenda.

Artikel 13 Vorsitz und Protokoll	Article 13 Chair, Minutes

a)                  Den Vorsitz in der Generalversammlung führt der Präsident des Verwaltungsrats, bei dessen Verhinderung ein anderes vom Verwaltungsrat bezeichnetes Mitglied des Verwaltungsrats oder ein anderer von der Generalversammlung für den betreffenden Tag bezeichneter Vorsitzender.

a)                  The General Meeting of Shareholders shall be chaired by the Chairman, or, in his absence, by another member of the Board of Directors, or by another Chairman elected for that day by the General Meeting of Shareholders.

b) Der Vorsitzende bezeichnet einen Protokollführer sowie die Stimmenzähler, welche keine Aktionäre sein müssen.	b) The Chairman designates a Secretary for the minutes as well as the scrutinizers who need not be shareholders.

c) Der Verwaltungsrat ist verantwortlich für die Protokollführung. Das Protokoll wird vom Vorsitzenden und vom Protokollführer unterzeichnet.	c) The Board of Directors is responsible for the keeping of the minutes, which are to be signed by the Chairman and by the Secretary.

Artikel 14 Stimmrecht und Vertreter	Article 14 Voting Rights and Shareholders Proxies

a)                  Jede Aktie berechtigt, unter Vorbehalt der Einschränkungen gemäss Artikel 8 der Statuten und Artikel 14 lit. b) und c) untenstehend, zu einer Stimme. Jeder stimmberechtigte Aktionär kann seine Aktien durch einen unabhängigen Stimmrechtsvertreter oder eine andere von ihm schriftlich bevollmächtigte Person vertreten lassen, welche kein Aktionär sein muss.

a)                  Each share is entitled to one vote subject to the provisions of Article 8 of the Articles of Association and Article 14 paragraph b) and c) below. Each shareholder may be represented at the General Meeting of Shareholders by an Independent Proxy or another person who is authorized by a written proxy and who does not need to be a shareholder.

b)                  Ungeachtet lit. a) vorstehend gilt Folgendes: Sobald und solange eine natürliche oder juristische Person Namenaktien entsprechend 10% oder mehr des im Handelsregister eingetragenen Aktienkapitals der Gesellschaft kontrolliert, ist diese bei ordentlichen oder ausserordentlichen Generalversammlungen maximal zu den gemäss nachfolgender Formel zu eruierenden Stimmen (abgerundet auf die nächst tiefere, runde Zahl) berechtigt:

b)                  Notwithstanding paragraph a) above, if and so long as there are Controlled Shares representing 10% or more of the registered share capital recorded in the Commercial Register, regardless of the identity of the holder thereof, such Controlled Shares shall be entitled to cast votes at any General Meeting of Shareholders or Extraordinary General Meeting of Shareholders in the aggregate equal to the number (rounded down to the nearest whole number) obtained from the following formula:

[(T ÷ 100) x 10] - 1	[(T ÷ 100) x 10] - 1

Wobei gilt: “T” ist gleich der Gesamtanzahl der Stimmrechte, welche auf dem im Handelsregister eingetragenen gesamten Aktienkapital der Gesellschaft verliehen werden.	Where: “T” is the aggregate number of votes conferred by all the registered share capital recorded in the Commercial Register.

c) Als “kontrolliert” im Sinne dieser Statuten gilt die Gesamtheit der einer stimmberechtigten Klasse angehörenden Aktien der Gesellschaft, welche von einer Person:	c) For purposes of these Articles, “Controlled Shares” means all shares of the Company, of all classes entitled to vote owned by a person in the aggregate whether:

(aa) direkt, als auch	(aa) directly or

(bb) indirekt, definiert aufgrund der nachfolgenden Zuordnungskriterien, gehalten werden:	(bb) due to Constructive Ownership, defined as ownership deemed to exist after application of the following rules of ownership attribution:

(i) Zuordnung aufgrund einer Personengesellschaft (Partnership) oder einer anderen Gesellschaft, einem Trust oder eines Nachlasses.	(i) Attribution from any partnership, estate, trust, or corporation.

Mit Ausnahme der Regelung in Unterabsatz (D) untenstehend:	Except as provided in subparagraph (D) below:

(A)            Aktien, welche direkt oder indirekt von oder für einer/eine Personengesellschaft (Partnership) oder einem/einen Nachlass gehalten werden, gelten als anteilsmässig von den betreffenden Partnern oder Begünstigten gehalten.

(A) Shares owned, directly or indirectly, by or for a partnership or estate shall be considered as owned proportionately by its partners or beneficiaries.

(B)            Aktien, welche direkt oder indirekt von oder für einem/einen Trust gehalten werden, gelten als von den Begünstigten dieses Trusts im Verhältnis ihres rechnungsmässigen Anteils gehalten; allerdings gelten Aktien, welche direkt oder indirekt von oder für einem/einen Teil eines Trusts gehalten werden, der gemäss den anwendbaren Steuergesetzen (einschliesslich US Bundeseinkommenssteuerrechts) einer Person gehört, als von dieser Person gehalten gelten. Im hier verwendeten Sinne wird unter einem Trust, wenn vom Verwaltungsrat so bestimmt, nicht auch ein Trust verstanden, der in den Vereinigten Staaten oder einer anderen Jurisdiktion gegründet oder organisiert ist und der Teil eines von der US Bundeseinkommenssteuer bzw. von den Steuern der betreffenden anderen Jurisdiktionen befreiten Aktienvergütungs-, Renten- oder Gewinnbeteiligungsplans eines Mitarbeiters ist, welcher ausschliesslich dem Zweck der Begünstigung von Mitarbeitern oder deren Begünstigten dient.

(B)            Shares owned, directly or indirectly by or for a trust shall be considered as owned by its beneficiaries in proportion to the actuarial interest of such beneficiaries in such trust; provided, however, that shares owned, directly or indirectly, by or for any portion of a trust of which a person is considered to be the owner by applicable tax laws, including for U.S. federal income tax purposes, shall be considered owned by such person. For purposes of the foregoing, if so determined by the Board of Directors, a trust shall not include a trust created or organized in the United States or any other jurisdiction and forming part of a stock bonus, pension or profit sharing plan of an employer for the exclusive benefit of employees or their beneficiaries that is exempt from U.S. federal income taxation respectively from applicable taxes of such other jurisdiction.

(C)            Wenn eine Person direkt oder indirekt wertmässig mit 10% oder mehr an einer Gesellschaft beteiligt ist oder die Anteile für diese Person gehalten werden, so gelten die der Gesellschaft direkt oder indirekt gehörenden Aktien als von dieser Person gehalten, dies im Verhältnis des Werts der dieser Person gehörenden Aktien zum Gesamtwert aller Aktien der Gesellschaft.

(C)            If 10% or more in value of the shares in a corporation is owned directly or indirectly, by or for any person, such person shall be considered as owning the shares owned, directly or indirectly, by or for such corporation, in that proportion which the value of the shares which such person so owns bears to the value of all the shares in such corporation.

(D)            Wenn mehr als 50% der Stimmrechte aller stimmberechtigten Aktienklassen einer Gesellschaft von einer Personengesellschaft (Partnership) oder einer anderen Gesellschaft, einem Nachlass oder einem Trust direkt oder indirekt gehalten werden, so werden Betreffenden im Rahmen dieses Unterabsatzes (i) sämtliche Stimmrechte der betreffenden Gesellschaft zugerechnet.

(D)            For purposes of this subparagraph (i), if a partnership, estate, trust, or corporation owns, directly or indirectly, more than 50% of the total combined voting power of all classes of shares entitled to vote in a corporation, it shall be considered as owning all the shares entitled to vote.

(ii) Zuordnung bei Personengesellschaften (Partnerships) oder anderen Gesellschaften, bei einem Nachlass oder einem Trust:	(ii) Attribution to partnerships, estates, trusts, and corporations:

(A)            Aktien, welche direkt oder indirekt von oder für einem/einen Partner oder einem/einen Berechtigten eines Nachlasses gehalten werden, gelten als von der betreffenden Personengesellschaft (Partnership) oder vom betreffenden Nachlass gehalten.

(A) Shares owned, directly or indirectly, by or for a partner or a beneficiary of an estate shall be considered as owned by the partnership or estate.

(B) Aktien, welche direkt oder indirekt von oder für einem/einen Begünstigten eines Trusts gehalten werden, gelten als vom Trust gehalten, sofern der Anspruch des	(B) Shares owned, directly or indirectly, by or for a beneficiary of a trust shall be considered as owned by the trust, unless such beneficiary’s interest in the trust is a remote contingent

Begünstigten am Trust nicht lediglich geringer und ungewisser Natur ist (remote contingent interest); vorausgesetzt aber, dass direkt oder indirekt einer Person gehörende Aktien, welche gemäss den anwendbaren Steuergesetzen (einschliesslich US Bundeseinkommenssteuer) Eigentümerin eines Trustanteils ist, als vom Trust gehalten gelten. Ein ungewisser Anspruch eines Begünstigten eines Trusts ist im Rahmen des voranstehenden Satzes gering, wenn unter grösstmöglicher Ausschöpfung des Ermessensbereichs des Trustees zugunsten dieses Begünstigten, der rechnungsmässige Wert des Anspruchs 5% oder weniger des Trustvermögens ausmacht. Unter einem Trust im Sinne des Unterabsatzes (B) wird, wenn vom Verwaltungsrat so bestimmt, nicht auch ein Trust verstanden, der in den Vereinigten Staaten oder einer anderen Jurisdiktion gegründet oder organisiert ist und der Teil eines von der US Bundeseinkommenssteuer bzw. von den Steuern der betreffenden anderen Jurisdiktionen befreiten Aktienvergütungs-, Renten- oder Gewinnbeteiligungsplans eines Mitarbeiters ist, welcher ausschliesslich dem Zweck der Begünstigung von Mitarbeitern oder deren Begünstigten dient.

interest; provided, however, that shares owned, directly or indirectly, by or for a person who is considered the owner of any portion of a trust by applicable tax laws, including for U.S. federal income tax purposes, shall be considered owned by the trust. For purposes of the preceding sentence, a contingent interest of a beneficiary in a trust shall be considered remote if, under the maximum exercise of discretion by the trustee in favour of such beneficiary, the value of such interest, computed actuarially, is 5% or less of the value of the trust property. For purposes of this subparagraph (B), if so determined by the Board of Directors, a trust shall not include a trust created or organized in the United States or any other jurisdiction and forming part of a stock bonus, pension or profit sharing plan of an employer for the exclusive benefit of employees or their beneficiaries that is exempt from U.S. federal income taxation respectively from applicable taxes of such other jurisdiction.

(C)            Wenn eine Person direkt oder indirekt wertmässig mit 50% oder mehr an einer Gesellschaft beteiligt ist oder die Anteile für diese Person gehalten werden, so gelten die der Gesellschaft direkt oder indirekt

(C)            If 50% or more in value of the shares in a corporation is owned, directly or indirectly, by or for any person, such corporation shall be considered as owning the shares owned, directly or indirectly, by or for such person;

gehörenden Aktien als von dieser Person gehalten; allerdings ist die vorangehende Bestimmung nicht anwendbar, wenn sie aufgrund des Haltens eigener Aktien durch die Gesellschaft zur Anwendung käme.	provided, however, the foregoing rule shall not be applied so as to consider a corporation as owning its own shares.

(iii)            Kontrollvereinbarungen. Wenn einer Person aufgrund einer Vereinbarung, eines Vertrages, einer Übereinkunft oder einer sonstigen Beziehung betreffend eine oder mehrere Aktien der Gesellschaft ganz oder anteilsmässig (A) Einfluss auf Stimmrechte zukommt (einschliesslich das Recht zur Ausübung oder zur Bestimmung der Ausübung des Stimmrechts an diesen Aktien); und/oder (B) Einfluss auf die Verfügungsberechtigung dieser Aktien zukommt (einschliesslich das Recht, diese Aktien zu veräussern oder die Veräusserung anzuordnen), so gelten diese Aktien als von der betreffenden Person gehalten.

(iii)            Control arrangements. If a person through any arrangement, contract, understanding, relationship, or otherwise regarding one or more shares of the Company has or shares (A) voting power which includes the power to vote, or to direct the voting of, such share; and/or (B) investment power which includes the power to dispose, or to direct the disposition of, such share(s), such share(s) shall be considered as owned by such person.

(iv)           Optionsrechte, Wandelrechte oder ähnliche Rechte. Wenn eine Person ein Recht hat, eine oder mehrere Aktien zu erwerben, einschliesslich (A) durch Ausübung eines Options-, Wandel- oder eines ähnlichen Rechts, (B) durch Wandlung einer Sicherheit; (C) durch die Möglichkeit, einen Trust, ein Vermögensverwaltungskonto oder eine ähnliche Vereinbarung für nichtig zu erklären; oder (D) durch die automatische Aufhebung eines Trusts, eines Vermögensverwaltungskontos oder einer ähnlichen Vereinbarung, so gelten diese Aktien als von der betreffenden Person gehalten. Als Option, mit welcher Aktien erworben werden können, gelten in diesem Sinne Optionsrechte (undjede

(iv)           Options, warrants or similar rights. If any person has a right to acquire one or more shares, including (A) by way of an option, warrant or similar right; (B) through the conversion of a security; (C) pursuant to the power to revoke a trust, discretionary account, or similar arrangement; or (D) pursuant to the automatic termination of a trust, discretionary account or similar arrangement, such shares shall be considered as owned by such person. For this purpose, an option to acquire such an option, and each one of a series of such options, shall be considered as an option to acquire such shares.

einzelne einer Serie von Optionen), mit denen erstgenannte Option erhalten werden kann.

(v)              Familienmitglieder. Eine natürliche Person hält ihre Aktien direkt oder indirekt von oder für (A) ihren oder seine Ehepartner/in (ausgenommen Ehepartner, die rechtlich aufgrund eines Scheidungsurteils oder einer Verfügung zum Getrenntleben [separate maintenance] getrennt sind); und (B) ihre oder seine Kinder, Enkel und Eltern. Ein im Rechtssinne adoptiertes Kind gilt im Sinne dieses Unterabsatzes (v) als Kind der betreffenden natürlichen Person.

(v)              Members of a family. An individual shall be considered as owning the shares owned, directly or indirectly by or for (A) his or her spouse (other than a spouse who is legally separated from the individual under a decree of divorce or separate maintenance); and (B) his or her children, grandchildren and parents. For purposes of this subparagraph (v), a legally adopted child of an individual shall be treated as a child of such individual by blood.

(vi)           Keine Umgehung. Wenn eine Person Trusts, Vollmachten, übrige Vertretungsberechtigungen oder sonstige vertragliche Abreden errichtet oder benutzt in der Absicht, die wirtschaftliche Berechtigung an den Aktien zu verdecken oder die Fälligkeit einer wirtschaftlichen Berechtigung an den Aktien, die sich gemäss einem Plan oder Programm ergeben würde, verhindert, um die Bestimmungen dieser Statuten zu umgehen, so gelten die Aktien als von dieser Person gehalten.

(vi)           No circumvention. If a person creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting such person of beneficial ownership of shares of the Company or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the provisions of these articles of association, such shares shall be considered as owned by such person.

(vii) Anwendbarkeitsbestimmungen. Im Rahmen der obenstehenden Unterabsätze (i)—(vi) dieses Artikels 14 lit. c) (bb) gilt folgendes:	(vii) Rules of application. For purposes of subparagraphs (i) to (vi) of this subparagraph (bb) of subparagraph c) of Article 14, the following shall apply:

(A)            Aktien, die indirekt von einer Person gemäss den Unterabsätzen (i), (ii), (iii), (iv), (v) und (vi) gehalten werden, gelten im Rahmen der Anwendung dieser Unterabsätze als tatsächlich dieser Person gehörend; allerdings sollen (I) Aktien, die indirekt von

(A)            Shares constructively owned by a person by reasons of the application of subparagraphs (i), (ii), (iii), (iv), (v) and (vi) shall, for purposes of applying such subparagraphs, be considered as actually owned by such person; provided, however, that (I) shares constructively einer natürlichen Person gemäss Unterabsatz (v) obenstehend gehalten werden, nicht in der Weise von ihm oder ihr als gehalten gelten, dass unter (nochmaliger) Anwendung von Unterabsatz (v) der/die entsprechend andere als indirekt berechtigt gilt; (II) Aktien, die gemäss Unterabsatz (ii) obenstehend indirekt von einer Personengesellschaft (Partnership) oder einer anderen Gesellschaft, einem Nachlass oder Trust gehalten werden, nicht in der Weise als gehalten gelten, dass unter Anwendung von Unterabsatz (i) obenstehend (betreffend Zuordnung an einen Partner, Begünstigten, Eigentümer oder Gesellschafter einer Personengesellschaft (Partnership) oder anderen Gesellschaft, eines Nachlasses oder Trusts) der/die entsprechend andere als indirekt berechtigt gilt; und (III) Aktien, die als von einer natürlichen Person gemäss den Unterabsätzen (iv) oder (v) obenstehend gehalten gelten, von ihm oder ihr als gemäss Unterabsatz (iv) gehalten gelten.

                             owned by an individual by reason of the application of subparagraph (v) above shall not be considered as owned by him or her for purposes of again applying such subparagraph (v) in order to make another the constructive owner of such shares; (II) shares constructively owned by a partnership, estate, trust or corporation by reason of the application of subparagraph (ii) above shall not be considered as owned by it for purposes of applying subparagraph (i) above (relating to attribution to a partner, beneficiary, owner or shareholder from a partnership, estate, trust or corporation) in order to make another the constructive owner of such shares; and (III) if shares may be considered as owned by an individual under subparagraphs (iv) or (v) above, such shares shall be considered as owned by him or her under subparagraph (iv).

(B)            Aktien, welche aufgrund mehrerer Bestimmungen gemäss den Unterabsätzen (i)—(v) dieses Artikels 14 lit. c) (bb) gehalten werden oder von mehreren Personen, sollen gemäss derjenigen Regel zugeordnet werden, welche der betreffenden Person/den betreffenden Personen den höchsten Prozentsatz an Aktien zuweist.

(B)            For purposes of any one determination, shares which may be owned under more than one of the rules of subparagraphs (i) through (v) above of subparagraph (bb) of subparagraph c) of Article 14, or by more than one person, shall be owned under that attribution rule which imputes to the person, or persons, concerned the largest total percentage of such shares.

d)                  Die Generalversammlung wählt einen unabhängigen Stimmrechtsvertreter und einen Stellvertreter. Wählbar sind natürliche oder juristische Personen oder Personengesellschaften. Die Unabhängigkeit richtet sich nach Artikel 728 OR. Die Amtsdauer des unabhängigen Stimmrechtsvertreters und etwaiger Stellvertreter endet mit der Beendigung der auf ihre Wahl folgenden ordentlichen Generalversammlung. Wiederwahl ist möglich. Falls der unabhängige Stimmrechtsvertreter vor Ablauf seiner Amtsdauer aus seinem Amt ausscheidet, seine Unabhängigkeit verliert oder sein Amt nicht ausüben kann, übernimmt sein von der Generalversammlung gewählter Stellvertreter ohne weiteres seine Funktion. Der unabhängige Stimmrechtsvertreter nimmt seine Pflichten in Übereinstimmung mit den einschlägigen Gesetzesvorschriften wahr. Der Verwaltungsrat stellt sicher, dass die Aktionäre die Möglichkeit haben, dem unabhängigen Stimmrechtsvertreter zu jedem in der Einberufung gestellten Antrag zu Verhandlungsgegenständen Weisungen zu erteilen. Zudem müssen sie die Möglichkeit haben, zu nicht angekündigten Anträgen zu Verhandlungsgegenständen sowie zu neuen Verhandlungsgegenständen gemäss Artikel 700 Absatz 3 OR allgemeine Weisungen zu erteilen. Der Verwaltungsrat stellt sicher, dass die Aktionäre ihre Vollmachten und Weisungen, auch elektronisch, bis 6 Uhr Lokalzeit am Tag der Generalversammlung dem unabhängigen Stimmrechtsvertreter erteilen können. Der unabhängige Stimmrechtsvertreter ist verpflichtet, die ihm von den Aktionären übertragenen Stimmrechte weisungsgemäss auszuüben. Hat er keine Weisungen erhalten, so enthält er sich der Stimme. Kann der unabhängige Stimmrechtsvertreter sein Amt nicht ausüben, dann gelten die ihm erteilten Vollmachten und Weisungen als seinem Stellvertreter erteilt.

d)                  The General Meeting of Shareholders shall elect an Independent Proxy and a substitute of the Independent Proxy who may either be individuals, legal entities or partnerships. The independence of the Independent Proxy and his, her or its substitute shall be construed in accordance with Article 728 CO. The term of the Independent Proxy and his, her or its substitute shall end with the closing of the next ordinary General Meeting of Shareholders following the General Meeting of Shareholders that elected the Independent Proxy and his, her or its substitute. The Independent Proxy and his, her or its substitute may be re-elected. In case the Independent Proxy leaves office before the end of its term, if he, she or it loses his, her or its independence or may otherwise no longer exercise his, her or its functions, the substitute to be elected by the General Meeting of Shareholders shall assume the office. The Independent Proxy shall exercise his, her or its responsibilities in accordance with the provisions of the law. The Board of Directors shall ensure that the shareholders have the opportunity to give instructions to the Independent Proxy with respect to each agenda point mentioned in the notice to the meeting. In addition, the shareholders shall be given the opportunity to give general instructions with respect to motions made at the meeting concerning an agenda point or with respect to an agenda point not previously announced in the invitation (Article 700 para. 3 CO). Furthermore, the Board of Directors shall ensure that the shareholders may give their proxy or instructions to the Independent Proxy until 6:00 a.m. (local time) on the day of the General Meeting. The Independent Proxy shall exercise the voting rights granted to him, her or it by the shareholders in accordance with their instructions. If no instructions have been given, the Independent Proxy shall abstain from voting. If the Independent Proxy is unable to exercise his, her or its office, the proxies and instructions shall be deemed to be given to the substitute of the Independent Proxy.

e) Der Verwaltungsrat hat das Recht, die Bestimmungen dieses	e) The Board of Directors shall have the authority to interpret the

                             Artikels 14 auszulegen, die Berechtigung von natürlichen und juristischen Personen an Aktien der Gesellschaft zur Sicherstellung der Umsetzung der Bestimmungen dieses Artikels 14 festzulegen sowie letzte Berichtigungen (welche er nach den Umständen für gerecht und vernünftig hält) an der Gesamtzahl der mit den Aktien verbundenen Stimmen vorzunehmen, um sicherzustellen, dass keine Person gesamthaft direkt oder indirekt 10% oder mehr der gesamten Stimmkraft aller stimmberechtigten Aktienklassen erhält. Bei der Auslegung kann der Verwaltungsrat Gesetze, Reglemente und übrige Bestimmungen sowie Rechtsprechung aus dem In- und Ausland beiziehen, welche diesem Artikel 14 grundsätzlich ähnlich sind.

                             provisions of this Article 14 and to determine the ownership of shares by any individual or entity so as to fully implement the provisions of this Article 14 and to make such final adjustments to the aggregate number of votes attaching to any shares that they consider fair and reasonable in all the circumstances to ensure that no Person will have in the aggregate direct or Constructive Ownership of 10% or more of the total combined voting power of all classes of shares entitled to vote. In so interpreting this Article 14, the Board of Directors may look to laws, rules, regulations and court decisions (including of countries outside of Switzerland) having language substantially similar to this Article 14.

f)                    Der Verwaltungsrat kann in besonderen Fällen Ausnahmen von den vorerwähnten Stimmrechtsbeschränkungen gewähren. Die Stimmrechtsbeschränkung findet keine Anwendung auf die Ausübung des Stimmrechts durch den unabhängigen Stimmrechtsvertreter.

f)                    The Board of Directors may in special cases allow exceptions from this limitation on voting rights. The limitation on voting rights shall not apply with respect to the votes cast by the Independent Proxy.

Artikel 15 Beschlüsse	Article 15 Resolutions

a)                  Die Generalversammlung ist beschlussfähig, wenn zwei oder mehr Personen, welche als Aktionäre oder Stimmrechtsvertreter mindestens fünfzig Prozent (50%) der gesamten ausstehenden Aktien (entsprechend den im Handelsregister eingetragenen Aktien minus den von der Gesellschaft direkt oder indirekt gehaltenen eigenen Aktien) vertreten, während der Generalversammlung anwesend sind. Falls die Gesellschaft einen Aktionär hat, genügt die Anwesenheit eines Aktionärs oder Stimmrechtsvertreters, um ein gültiges Quorum zu erstellen.

a)                  The General Meeting of Shareholders can validly pass resolutions if two or more persons present in person and representing in person or by proxy in excess of fifty percent (50%) of the total issued and outstanding shares (being the total number of issued shares as registered in the commercial register minus shares held in treasury) are present throughout the meeting; provided, that if the Company shall at any time have only one shareholder, one shareholder present in person or by proxy shall constitute a quorum.

b)                  Die Generalversammlung fasst ihre Beschlüsse und vollzieht ihre Wahlen, soweit das Gesetz oder diese Statuten nichts anderes vorsehen, mit der einfachen Mehrheit der abgegebenen Stimmen (wobei Enthaltungen, sog. Broker Nonvotes, leere oder ungültige

b)                  Unless otherwise required by law or the Articles of Association, the General Meeting of Shareholders shall pass its resolutions and carry out its elections with the simple majority of the votes cast (whereby abstentions, broker non-votes, blank or invalid ballots

Stimmen für die Bestimmung des Mehrs nicht berücksichtigt werden).

c)                   Der Vorsitzende bestimmt das Abstimmungsverfahren. Erfolgen die Wahlen nicht elektronisch, haben sie mittels Stimmzettel zu erfolgen, wenn mindestens 50 anwesende Aktionäre dies per Handzeichen verlangen. Die Weisungserteilung durch die Aktionäre an ihre an der Versammlung anwesenden Vertreter via Internet oder Telefon kann durch den Vorsitzenden gestattet werden.

shall be disregarded for purposes of establishing the majority)

c)                   The Chairman of the General Meeting of Shareholders shall determine the voting procedure. Provided that the voting is not done electronically, voting shall be by ballot if more than 50 of the shareholders present so demand by a show of hands. The Chairman may permit the shareholders to give their instructions by means of the internet or telephone to their representatives who are present at the meeting.

Artikel 16                    Quorum

Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Stimmen und die absolute Mehrheit der vertretenen Aktiennennwerte auf sich vereinigt, ist erforderlich für:

Article 16                     Quorums

A resolution of the General Meeting of Shareholders passed by at least two thirds of the represented share votes and the absolute majority of the represented shares par value is required for:

1. die in Artikel 704 Absatz 1 OR aufgeführten Geschäfte, d.h. für:	1. the cases listed in Article 704 paragraph 1 CO, i.e.:

(a) die Änderung des Gesellschaftszwecks;	(a) the change of the company purpose;

(b) die Einführung von Stimmrechtsaktien;	(b) the creation of shares with privileged voting rights;

(c) die Beschränkung der Übertragbarkeit von Namenaktien;	(c) the restriction of the transferability of registered shares;

(d) eine genehmigte oder bedingte Kapitalerhöhung;	(d) an increase of capital, authorized or subject to a condition;

(e) die Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder zwecks Sachübernahme und die Gewährung von besonderen Vorteilen;	(e) an increase of capital out of equity, against contribution in kind, or for the purpose of acquisition of assets and the granting of special benefits;

(f) die Einschränkung oder Aufhebung des Bezugsrechts;	(f) the limitation or withdrawal of pre-emptive rights;

(g) die Verlegung des Sitzes der Gesellschaft;	(g) the change of the domicile of the Company;

(h) die Auflösung der Gesellschaft.	(h) the liquidation of the Company.

2. Fusion, Spaltung und Umwandlung der Gesellschaft (zwingende gesetzliche Bestimmungen vorbehalten);	2. the merger, de-merger or conversion of the Company (subject to mandatory law);

3. die Lockerung und die Aufhebung von Übertragungsbeschränkungen der Namenaktien;	3. the alleviating or withdrawal of restrictions upon the transfer of registered shares;

4. die Umwandlung von Namenaktien in Inhaberaktien und umgekehrt;	4. the conversion of registered shares into bearer shares and vice versa;

5. die Abberufung von Mitgliedern des Verwaltungsrats im Sinne von Artikel 705 Absatz 1 OR; und	5. the dismissal of any member of the Board of Directors according to Article 705 paragraph 1 CO; and

6. die Änderung oder Aufhebung der Artikel 8, 14, 15 und 16 der Statuten.	6. the amendment or elimination of the provisions of Article 8, Article 14 and Article 15 of the Articles of Association as well as those contained in this Article 16.

B. Der Verwaltungsrat	B. The Board of Directors

Artikel 17                    Wahl, Konstituierung und Entschädigung

a)                  Der Verwaltungsrat besteht aus wenigstens drei und höchstens dreizehn Mitgliedern. Die Amtsdauer des Verwaltungsrats beträgt ein Jahr. Diesbezüglich ist unter einem Jahr der Zeitraum zwischen zwei ordentlichen, aufeinanderfolgenden Generalversammlungen zu verstehen. Die Amtsdauer läuft mit dem Tag der nächsten ordentlichen Generalversammlung ab, vorbehältlich vorgängigen Rücktritts oder Abwahl. Wenn vor Ablauf dieser Amtsdauer Verwaltungsräte ersetzt werden, läuft die Amtsdauer der neu hinzu gewählten Mitglieder mit der ordentlichen Amtsdauer ihrer Vorgänger ab.

Article 17                     Election, Constitution and Indemnification

a)                  The Board of Directors shall consist of a minimum of three and a maximum of thirteen members. The term for each member of the Board of Directors shall conclude at the next ordinary General Meeting of Shareholders. The term of office of a member of the Board of Directors shall, subject to prior resignation or removal, expire upon the day of the next ordinary General Meeting of Shareholders. Newly-appointed members shall complete the term of office of their predecessors.

Die Mitglieder des Verwaltungsrats können wiedergewählt werden.	Members of the Board of Directors may be re-elected.

b)                  Die Generalversammlung wählt die Mitglieder des Verwaltungsrates einzeln. Die Generalversammlung wählt den Präsidenten des Verwaltungsrates aus dem Kreis der Verwaltungsratsmitglieder. Im weiteren konstituiert sich der Verwaltungsrat selber. Der Verwaltungsrat wählt einen Vizepräsidenten und bezeichnet einen Sekretär; dieser braucht nicht dem Verwaltungsrat anzugehören. Die Organisation des Verwaltungsrats wird im Organisationsreglement festgelegt. Der Vorsitzende hat den Stichentscheid.

b)                  The General Meeting of Shareholders shall elect each member of the Board of Directors by separate vote. It furthermore shall elect the Chairman from among the members of the Board of Directors. Otherwise the Board of Directors shall constitute itself. It appoints a Vice-Chairman and a Secretary who does not need to be a member of the Board of Directors. The Organization of the Board of Directors is provided for in the Organizational Regulations. The Chairman shall have the casting vote.

c) [gelöscht]	c) [deleted]

d)                  Soweit es das Gesetz zulässt, werden die Mitglieder des Verwaltungsrats sowie der Geschäftsleitung aus dem Gesellschaftsvermögen schadlos gehalten für Forderungen, Kosten, Verluste, Schäden, Bussen, und sonstige Auslagen, welche ihnen im Zusammenhang mit ihrer Tätigkeit für die Gesellschaft entstehen bzw. gegen diese erhoben werden, es sei denn, ein rechtskräftiger Entscheid eines Gerichts oder einer anderen Behörde stelle fest, dass die betreffende Person die obgenannten Auslagen und Verpflichtungen aufgrund einer vorsätzlichen oder grobfahrlässigen Pflichtverletzung verursacht hat.

d)                  The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each of the members of the Board of Directors and officers out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty on behalf of the Company, provided that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgement or decree not subject to appeal, to have committed with intent or gross negligence.

Unabhängig von vorstehender Bestimmung schiesst die Gesellschaft den Mitgliedern des Verwaltungsrats sowie der Geschäftsleitung die im Zusammenhang mit oben erwähnten Angelegenheiten entstehenden Gerichts- und Anwaltskosten vor. Ausgenommen sind jene Fälle, in denen die Gesellschaft selbst gegen die betreffenden Personen vorgeht. Die Gesellschaft kann die aufgewendeten Auslagen zurückfordern, wenn ein Gericht oder eine andere zuständige Behörde rechtskräftig feststellt, dass die betreffende Person gegenüber der Gesellschaft eine Pflichtverletzung begangen hat.

Without limiting the foregoing paragraph, the Company shall advance court costs and attorney’s fees to the members of the Board of Directors and officers, except in cases where the Company itself is plaintiff. The Company may however recover such advanced cost if a court or another competent authority holds that the member of the Board of Directors or the officer in question has breached its duties to the Company.

Artikel 18                    Oberleitung und -aufsicht, Delegation

a)                  Der Verwaltungsrat hat die Oberleitung der Gesellschaft sowie die Aufsicht über die Geschäftsleitung. Er vertritt die Gesellschaft gegenüber Dritten und kann in allen Angelegenheiten Beschluss fassen, welche nicht gemäss Gesetz, Statuten oder Organisationsreglement einem anderen Organ zugewiesen sind.

Article 18                     Ultimate Direction, Delegation

a)                  The Board of Directors is entrusted with the ultimate direction of the Company as well as the supervision of the management. It represents the Company towards third parties and attends to all matters which are not delegated to or reserved for another corporate body of the Company by law, the Articles of Association or the regulations.

b)                  Der Verwaltungsrat kann aus seiner Mitte Ausschüsse bestellen oder einzelne Mitglieder bestimmen, welche mit der Vorbereitung und/oder Ausführung seiner Beschlüsse oder der Überwachung bestimmter Geschäfte betraut sind. Der Verwaltungsrat erlässt hierzu die notwendigen organisatorischen Weisungen. Mit Ausnahme der unübertragbaren Befugnisse kann der Verwaltungsrat die Geschäftsführung ganz oder teilweise an einzelne Mitglieder, an einen Ausschuss oder an andere natürliche Personen, welche keine Aktionäre zu sein brauchen, übertragen. Ebenso kann der Verwaltungsrat vorgenannten Personen die Befugnis erteilen, im Namen der Gesellschaft zu zeichnen. Der Verwaltungsrat erlässt hierzu die notwendigen Organisationsreglemente und erstellt die erforderlichen Vertragsdokumente.

b)                  The Board of Directors may delegate preparation and/or implementation of its decisions and supervision of the business to committees or to individual members of the Board of Directors. The organizational regulations will be defined by the Board of Directors. While reserving its non-transferable powers, the Board of Directors may further delegate the management of the business or parts thereof and representation of the Company to one or more persons, members of the Board of Directors or others who need not be shareholders. The Board of Directors shall record all such arrangements in a set of regulations for the Company and set up the necessary contractual framework.

Artikel 19 Aufgaben Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Aufgaben:	Article 19 Duties The Board of Directors has the following non-transferable and inalienable duties:

1. die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;	1. to ultimately manage the Company and issue the necessary directives;

2. die Festlegung der Organisation;	2. to determine the organization;

3. die Ausgestaltung des Rechnungswesens, der Finanzkontrolle sowie der	3. to organize the accounting, the financial control, as well as

Finanzplanung, sofern diese für die Führung der Gesellschaft notwendig ist;	the financial planning if necessary for the administration of the Company;

4. die Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen, sowie die Erteilung der Zeichnungsberechtigungen;	4. to appoint and remove the persons entrusted with the management and representation of the Company and to grant signatory power;

5. die Oberaufsicht über die mit der Geschäftsführung und der Vertretung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;	5. to ultimately supervise the persons entrusted with the management, in particular with respect to compliance with the law and with the Articles of Association, regulations and directives;

6. die Erstellung des Geschäftsberichtes und des Vergütungsberichts sowie die Vorbereitung der Generalversammlung und die Ausführung ihrer Beschlüsse;	6. to issue an annual business report and compensation report as well as hold a General Meeting of Shareholders and to implement the latter’s resolutions;

7. die Benachrichtigung des Richters im Falle der Überschuldung;	7. to inform the judge in the event of over-indebtedness;

8. die Beschlussfassung über die nachträgliche Liberierung von nicht vollständig liberierten Aktien;	8. to pass resolutions regarding the subsequent payment of capital with respect to non-fully paid-in shares;

9. die Beschlussfassung über die Feststellung von Kapitalerhöhungen und die entsprechenden Statutenänderungen; und	9. to pass resolutions confirming increases in share capital and regarding the amendments to the Articles of Association entailed thereby; and

10. die Überwachung der Fachkenntnisse der Spezialrevisionsstelle in den Fällen, in denen das Gesetz den Einsatz einer solchen vorsieht.	10. to examine the professional qualifications of the specially qualified Auditors in the cases in which the law foresees the use of such Auditors.

C. Revisionsstelle und Spezialrevisionsstelle	C. Auditors and Special Auditor

Artikel 20 Amtsdauer, Befugnisse und Pflichten	Article 20 Term, Powers and Duties
a) Die Revisionsstelle wird von der Generalversammlung gewählt. Rechte und Pflichten der Revisionsstelle bestimmen sich nach den gesetzlichen Vorschriften.	a) The Auditors shall be elected by the General Meeting of Shareholders and shall have the powers and duties vested in them by law.

b) Die Generalversammlung kann eine Spezialrevisionsstelle ernennen, welche die vom Gesetz bei Kapitalerhöhungen durch Sacheinlage oder Verrechnung verlangten Prüfungsbestätigungen abgibt.

b)                  The General Meeting of Shareholders may appoint a special auditing firm entrusted with the examinations required by applicable law in connection with capital increases against contribution in kind or set-off.

c)                   Die Amtsdauer der Revisionsstelle und (falls eingesetzt) der Spezialrevisionsstelle beträgt ein Jahr. Die Amtsdauer beginnt mit dem Tag der Wahl und endet mit der ersten darauffolgenden ordentlichen Generalversammlung.

c)                   The term of office of the Auditors and (if appointed) the special auditors shall be one year. The term of office shall commence on the day of election, and shall terminate on the first annual ordinary General Meeting of Shareholders following their election.

IIIa. Vergütung der Mitglieder des Verwaltungsrates und der Geschäftsleitung	IIIa. Compensation of Members of the Board of Directors and Executive Management
Artikel 20a Vergütungsausschuss	Article 20a Compensation Committee

a)                  Die Generalversammlung wählt einen Vergütungsausschuss bestehend aus einem oder mehreren Mitgliedern. Nur Mitglieder des Verwaltungsrates können in den Vergütungsausschuss gewählt werden. Die Amtsdauer jedes Mitglieds des Vergütungsausschusses endet an der nächsten ordentlichen Generalversammlung. Die Amtsdauer eines Mitglieds des Vergütungsausschusses endet mit dem Tag der nächsten ordentlichen Generalversammlung, vorbehaltlich vorgängigen Rücktritts oder Abwahl. Mitglieder des Vergütungsausschusses können wiedergewählt werden.

a)                  The General Meeting of Shareholders elects a Compensation Committee consisting of one or more members. Only members of the Board of Directors are eligible for election to the Compensation Committee. The term for each member of the Compensation Committee shall conclude at the next ordinary General Meeting of Shareholders. The term of office of a member of the Compensation Committee shall, subject to prior resignation or removal, expire upon the day of the next ordinary General Meeting of Shareholders. Members of the Compensation Committee may be re-elected.

b) Der Vorsitzende des Vergütungsausschusses wird vom Verwaltungsrat gewählt.	b) The Chair of the Compensation Committee is elected by the Board of Directors.

c)                   Im Falle einer Vakanz im Vergütungsausschuss aufgrund des Todes, Rücktritts, der Abwahl oder eines anderen Ausscheidens eines Mitglieds kann der Verwaltungsrat nach seinem Ermessen ein Ersatzmitglied für die verbleibende Amtsdauer des vorherigen Mitglieds des Vergütungsausschusses bestimmen.

c)                   In the event that any vacancy on the Compensation Committee shall occur by reason of a member’s death, resignation, removal or otherwise, the Board of Directors at its discretion may appoint a substitute member who shall serve for the remainder of the term of such former member of the Compensation Committee.

d)                  Der Vergütungsausschuss unterstützt den Verwaltungsrat bei der Erfüllung seiner Aufgaben in Bezug auf die Vergütungsrichtlinien und die Vergütungsprogramme der Gesellschaft. Der Verwaltungsrat erlässt ein Reglement für den Vergütungsausschuss, in welchem der Zweck, die Aufgaben, Verantwortlichkeiten und Verfahrensregeln des Vergütungsausschusses festgelegt sind.

d)                  The Compensation Committee assists the Board of Directors in carrying out its responsibilities relating to the Company’s compensation policies and programs. The Board of Directors establishes a charter for the Compensation Committee, which defines the Compensation Committee’s purpose, duties and responsibilities, and procedural rules.

Artikel 20b Vergütungsgrundsätze, Erfolgsabhängige Vergütung, Beteiligungspläne und Vorsorgepläne	Article 20b Principles of Compensation, Performance-based Compensation, Equity Plans and Benefit Plans

a)                  Die Vergütungsprogramme für die Mitglieder des Verwaltungsrates und der Geschäftsleitung bezwecken die Belohnung erfolgreicher Geschäftsergebnisse und individueller Leistungen, die Anbindung der Interessen der Mitglieder des Verwaltungsrates und der Geschäftsleitung an jene der Aktionäre der Gesellschaft sowie die gleichmässige Gewichtung der Ziele nach einer leistungsbezogenen Vergütung und der Bindung an die Gesellschaft.

a)                  The compensation programs for the members of the Board of Directors and Executive Management shall reward strong Company and individual performance, align the interests of the members of the Board of Directors and Executive Management with the Company’s shareholders and balance the objectives of pay-for-performance and retention.

b)                  Die Gesellschaft kann den Mitgliedern des Verwaltungsrates eine Vergütung entrichten, die sich aus einem oder mehreren der folgenden Elemente zusammensetzt: (i) Barvergütungen für die Tätigkeit als Mitglied des Verwaltungsrats, Lead Independent Director, Vorsitzender oder Mitglied der verschiedenen Ausschüsse des Verwaltungsrats oder einer anderen vom

b)                  The Company may pay to the members of the Board of Directors compensation that shall consist of one or more of the following elements: (i) cash retainers for services as a director, lead independent director, chairperson or member of various committees of the Board of Directors or such other capacity as requested by the Board of Directors; (ii) meeting attendance fees; (iii) equity-based

Verwaltungsrat angeordneten Funktion; (ii) Sitzungsgelder; (iii) aktienbasierte und erfolgsabhängige Vergütungen; und (iv) Krankheits- und Vorsorgeleistungen.	and/or performance based awards; and (iv) health and welfare benefits.

c)                   Die Gesellschaft kann den Mitgliedern der Geschäftsleitung eine Vergütung entrichten, die sich aus einem oder mehreren der folgenden Elemente zusammensetzt: (i) Grundvergütung; (ii) Leistungsprämien in bar; (iii) eigenkapitalbasierte Vergütungen mit Anreizfunktion; (iv) erfolgsabhängige Vergütungen in bar oder in Aktien/Optionen; (v) Renten-, Krankheits- und Vorsorgeleistungen; (vi) andere Nebenleistungen; und (vii) und weitere jeweils vom Vergütungsausschuss und vom Verwaltungsrat genehmigte Vergütungen, unter Vorbehalt der Genehmigung durch die Generalversammlung. Der Betrag von erfolgsabhängigen Vergütungen ist abhängig von der Erreichung formelhafter und nicht-formelhafter Ziele, die vom Verwaltungsrat bestimmt werden. Die erfolgsabhängige Vergütung kann in bar oder durch die Ausgabe von Aktien, Wandelrechten, Optionsrechten oder anderer Vergütungen mit Anreizfunktion ausgerichtet werden. Die Einzelheiten der erfolgsabhängigen Vergütung der Mitglieder der Geschäftsleitung werden vom Verwaltungsrat im Voraus genehmigt.

c)                   The Company may pay to members of Executive Management compensation that shall consist of one or more of the following elements: (i) base salary; (ii) cash bonuses; (iii) equity incentive awards; (iv) performance-based equity or cash incentive awards; (v) retirement, health and welfare benefits; (vi) perquisite benefits; and (vii) such other compensation as may be approved by the Compensation Committee and the Board of Directors from time to time subject to shareholder approval. The amount of any performance-based compensation shall be based upon the achievement of formulaic and non-formulaic goals determined by the Board of Directors. The performance-based compensation may be paid in cash or by the issuance of securities, conversion rights, option rights or other incentive awards. The details of the performance-based compensation of the members of Executive Management shall be approved in advance by the Board of Directors.

d)                  Alle Zahlungen oder Leistungen, die aufgrund von Rentenversicherungs, Krankenversicherungs, oder Vorsorge- plänen gemäss der Beschreibung in Absatz c) erfolgen, stellen keine Vergütung dar. Die Gesellschaft kann zugunsten der Mitglieder des Verwaltungsrates und der Geschäftsleitung auch Organhaftpflichtversicherungen abschliessen und deren Prämien bezahlen. Die Zahlung der Prämien und alle Zahlungen, die aufgrund einer solchen Haftpflichtversicherung erfolgen, stellen keine Vergütung dar, die der Genehmigung durch die Aktionäre bedürfte.

d)                  Any payments or benefits received pursuant to the terms of any retirement, health and welfare plans described in paragraph c) shall not be deemed compensation. The Company may also purchase directors and officers liability insurance for the benefit of the members of the Board of Directors and Executive Management and pay the premium therefor. The payment of the premiums or any payment received from such liability insurance carrier shall not be deemed “compensation” that would require shareholder approval.

e)                   Die Zuteilung von Aktien, Wandelrechten, Optionsrechten oder anderen Leistungen mit Anreizfunktion, welche die Mitglieder des Verwaltungsrates oder der Geschäftsleitung als Aktionäre der Gesellschaft erhalten (z.B. Bezugsrechte im Rahmen einer Kapitalerhöhung oder Optionsrechte im Rahmen einer Kapitalherabsetzung) stellen keine Vergütung dar, die der Genehmigung durch die Aktionäre bedürfte.

e)                   The allocation of securities, conversion rights, option rights or other incentive awards that members of the Board of Directors or Executive Management receive as shareholders of the Company (e.g., subscription rights within a capital increase or option rights within a capital reduction) shall not be deemed “compensation” that would require shareholder approval.

Artikel 20c Arbeitsverträge, Darlehen, Kredite und Vorsorgeleistungen ausserhalb der beruflichen Vorsorge	Article 20c Employment Agreements, Loans, Credits and Pension Payments outside the Occupational Pension Scheme

a)                  Arbeitsverträge mit Mitgliedern der Geschäftsleitung und Verträge mit den Mitgliedern des Verwaltungsrates, die den Vergütungen zugrunde liegen, können für eine befristete Dauer oder für eine unbestimmte Dauer abgeschlossen werden, wobei keine Kündigungsfrist eine Dauer von zwölf Monaten übersteigen darf.

a)                  Employment agreements with members of Executive Management and agreements with the members of the Board of Directors that form the basis of the compensation may be entered into for a fixed term or for an indefinite term; provided that any termination period shall not exceed twelve months.

b) Die Gesellschaft gewährt den Mitgliedern des Verwaltungsrates und der Geschäftsleitung grundsätzlich keine Darlehen oder Kredite.	b) As a rule, the Company does not grant any loans or credit to members of the Board of Directors or Executive Management.

(c)               Die Mitglieder der Geschäftsleitung können Rentenleistungen in Übereinstimmung mit zwingenden Rentengesetzen und Pensionssystemen erhalten. Solche Rentenleistungen stellen keine Vergütung dar, die der Genehmigung durch die Aktionäre bedürfte.

c)                   The members of Executive Management may receive retirement benefits in accordance with mandatory retirement benefit laws and pension systems. Such retirement benefits do not constitute “compensation” that would require shareholder approval.

Artikel 20d Externe Mandate	Article 20d Outside Directorships
a) Die Mitglieder des Verwaltungsrats dürfen nicht mehr als zehn externe Mandate innehaben oder ausüben, davon nicht mehr als drei externe Mandate in kotierten Gesellschaften.	a) The members of the Board of Directors shall not occupy or exercise more than ten outside directorships, of which not more than three outside directorships may be with a public company.

b) Die Mitglieder der Geschäftsleitung dürfen nicht mehr als fünf externe Mandate innehaben oder ausüben, davon nicht mehr als ein externes Mandat in einer kotierten Gesellschaft.	b) The members of Executive Management shall not occupy or exercise more than five outside directorships, of which not more than one outside directorship may be with a public company.

c)                   Als externes Mandat gilt eine Position im Verwaltungsrat oder dem obersten Leitungs- oder Aufsichtsorgan einer Rechtseinheit, die weder die Gesellschaft kontrolliert, durch die Gesellschaft kontrolliert wird oder unter gemeinsamer Kontrolle mit der Gesellschaft steht. Mehrere Mandate in Gesellschaften, die der gleichen Unternehmensgruppe angehören, zählen als ein Mandat. Ein Mandat in einer Tochtergesellschaft oder verbundenen Gesellschaft fällt nicht unter die Beschränkungen für externe Mandate gemäss diesem Artikel. Externe Mandate, die ein Mitglied des Verwaltungsrats oder der Geschäftsleitung auf Anordnung der Gesellschaft wahrnimmt, und Mandate in non-profit Organisationen sind auf je zehn derartige Mandate beschränkt.

c)                   An outside directorship shall be deemed to be a position on the board or the highest managing or supervising body of any entity that neither controls, is controlled by nor is under common control with, the Company. One or more directorships in companies that are part of the same group of companies is regarded as a single directorship. A directorship in any subsidiary or affiliate of the Company shall not be subject to the limitations regarding outside directorships according to this Article. Outside directorships that are held by a member of the Board of Directors or Executive Management at the request of the Company and directorships with a non-profit organization shall each be limited to no more than ten such directorships.

d)                  Die Ausübung der Pflichten im Zusammenhang mit externen Mandaten darf das betreffende Mitglied nicht in der Ausübung seiner Pflichten gegenüber der Gesellschaft oder anderen Gruppengesellschaften beeinträchtigen.

d)                  The performance of his or her duties in connection with any outside directorship shall not interfere with a member of the Board of Directors’ or Executive Management’s exercise of his or her duties with the Company or other group companies.

Artikel 20e Abstimmung über die Vergütungen durch die Generalversammlung	Article 20e Voting on Compensation by the General Meeting of Shareholders

a) Die Generalversammlung genehmigt jährlich, gesondert und bindend die vom Verwaltungsrat vorgeschlagenen maximalen Gesamtbeträge für	a) The General Meeting of Shareholders annually approves separately and in a binding manner the maximum aggregate amount of compensation proposed by the Board of Directors for:

1.                   die Mitglieder des Verwaltungsrats für das an der ordentlichen Generalversammlung laufende Kalenderjahr (die “Genehmigungsperiode”); und

2.                   die Mitglieder der Geschäftsleitung für die Genehmigungsperiode.

1.                   the members of the Board of Directors for the calendar year of the ordinary General Meeting of Shareholders (the “Approval Period”); and

2.                   the members of Executive Management for the Approval Period.

b)                  Falls der genehmigte Gesamtbetrag für die Vergütung der Geschäftsleitung nicht ausreicht, um nach dem Beschluss der Generalversammlung ernannte Mitglieder der Geschäftsleitung für die in diesem Zeitpunkt laufende Genehmigungsperiode zu entschädigen, steht der Gesellschaft pro Person ein Zusatzbetrag im Umfang von maximal 40% der zuvor genehmigten Gesamtvergütung der Geschäftsleitung für die jeweilige Genehmigungsperiode für die Vergütung der zusätzlichen Mitglieder zur Verfügung. Die tatsächliche Auszahlung eines Zusatzbetrags für die Vergütung von Mitgliedern der Geschäftsleitung, die nach dem Beschluss der Generalversammlung für die laufende Genehmigungsperiode aber vor der folgenden Genehmigungsperiode ernannt werden, bedarf nicht der Genehmigung durch die Generalversammlung.

b)                  If the total amount approved for the compensation of Executive Management is insufficient to compensate members of Executive Management appointed after the resolution of the General Meeting of Shareholders for the then current Approval Period, the Company may use per person an additional amount of not more than 40% of the previously approved total aggregate compensation of Executive Management for the respective Approval Period for the compensation of such additional members. The actual payment of any such additional amounts to compensate members of Executive Management appointed after the resolution of the General Meeting of Shareholders for the then current Approval Period but before the following Approval Period does not require shareholder approval.

c)                   Verweigert die Generalversammlung die Genehmigung eines Gesamtbetrags für die Mitglieder des Verwaltungsrats und/oder der Geschäftsleitung, dann kann der Verwaltungsrat jederzeit, unter Einhaltung der gesetzlichen und statutarischen Voraussetzungen eine neue Generalversammlung einberufen und neue Anträge zur Genehmigung unterbreiten. Zusätzlich kann der

c)                   If the General Meeting of Shareholders does not approve the total amount for the members of the Board of Directors and/or Executive Management, the Board of Directors may at any time, observing the legal and statutory requirements, call a new General or Extraordinary Meeting of Shareholders and submit a new proposal for approval. In addition, the Board of Directors may at any

Verwaltungsrat jederzeit, unter Einhaltung der gesetzlichen und statutarischen Voraussetzungen, eine neue ordentliche oder ausserordentliche Generalversammlung einberufen, um einen zuvor durch die Aktionäre genehmigten Betrag zu erhöhen, zu reduzieren, zu ergänzen oder zu ändern.

time, observing legal and statutory requirements, call a new General or Extraordinary Meeting of Shareholders to increase, decrease, amend or modify any amounts previously approved by the shareholders.

d)                  Auslagenersatz für die Tätigkeit als Mitglied des Verwaltungsrats, Mitglied der Geschäftsleitung oder in einer anderen Funktion auf Anordnung der Gesellschaft oder einer Tochtergesellschaft ist keine Vergütung und bedarf keiner Genehmigung der Aktionäre.

d)                  Business expense recovery for service as a member of the Board of Directors, a member of Executive Management or in any capacity requested by the Company or its subsidiaries is not compensation and does not require shareholder approval.

e)                   Mitglieder des Verwaltungsrats und der Geschäftsleitung dürfen Vergütungen beziehen für erbrachte Leistungen oder Tätigkeiten in Tochtergesellschaften oder verbundenen Unternehmen der Gesellschaft, sofern die Vergütungen zulässig wären, wenn sie direkt von der Gesellschaft ausgerichtet würden und sofern die von einer Tochtergesellschaft oder einem verbundenen Unternehmen ausgezahlten Beträge in dem von der Generalversammlung der Gesellschaft gemäss Artikel 20e a) der Stauten genehmigten Gesamtbetrag der Vergütungen enthalten ist. Die unter diesem Absatz e) zulässigen Vergütungen können von der Gesellschaft und/oder einer oder mehreren Tochtergesellschaften oder verbundenen Unternehmen bezahlt werden.

e)                   Members of the Board of Directors and Executive Management may receive compensation for services rendered or work performed for subsidiaries and affiliates of the Company; provided that, such compensation would be permissible if it were paid directly by the Company and that the amount of such compensation to be paid by a subsidiary or affiliate was included in the aggregate amount of compensation approved by the General Meeting of Shareholders of the Company pursuant to Article 20e a) of these Articles. The compensation permitted by this paragraph e) may be paid by the Company and/or one or more subsidiaries or affiliates of the Company.

f)                    Eine von der Generalversammlung für eine bestimmte Genehmigungsperiode genehmigte Vergütung darf ganz oder teilweise auch nach dem Ende dieser Genehmigungsperiode ausgezahlt werden, sofern sie für erbrachte Tätigkeiten in jener Genehmigungsperiode ausgerichtet wird.

f)                    Compensation for a particular Approval Period that has been approved by a resolution of the General Meeting of Shareholders may be paid, in whole or in part, after the end of such Approval Period, provided that it is paid for the performance of services during such Approval Period.

IV. Liquidation	IV. Liquidation

Artikel 21 Auflösung und Liquidation	Article 21 Dissolution and Liquidation

a) Die Generalversammlung kann jederzeit in Übereinstimmung mit den gesetzlichen und statutarischen Bestimmungen die Auflösung und die Liquidation der Gesellschaft beschliessen.	a) The General Meeting of Shareholders may at any time resolve the dissolution and liquidation of the Company in accordance with the provisions of the law and of the Articles of Association.

b) Die Liquidation wird durch den Verwaltungsrat besorgt, sofern sie nicht durch einen Beschluss der Generalversammlung anderen Personen übertragen wird.	b) The liquidation shall be carried out by the Board of Directors to the extent that the General Meeting of Shareholders has not entrusted the same to other persons.

c) Die Liquidation ist gemäss Artikel 742 ff. OR durchzuführen. Dabei können die Liquidatoren über das Vermögen der Gesellschaft (einschliesslich Immobilien) durch privaten Rechtsakt verfügen.

c)                   The liquidation of the Company shall take place in accordance with Article 742 et seq. CO. The liquidators are authorized to dispose of the assets (including real estate) by way of private contract.

d) Das Vermögen der aufgelösten Gesellschaft wird nach Tilgung ihrer Schulden unter die Aktionäre nach Massgabe der einbezahlten Beträge verteilt.	d) After all debts have been satisfied, the net proceeds shall be distributed among the shareholders in proportion to the amounts paid-in.

V. Mitteilungen und Sprache der Statuten	V. Notices and Language of the Articles of Association

Artikel 22 Mitteilungen und Bekanntmachungen	Article 22 Communications and Announcements

a) Das Schweizerische Handelsamtsblatt ist das offizielle Publikationsmittel der Gesellschaft.	a) The official means of publication of the Company shall be the Swiss Official Gazette of Commerce.

b) Mitteilungen der Gesellschaft an die Aktionäre oder Partizipanten sowie andere Bekanntmachungen erfolgen durch Publikation im Schweizerischen Handelsamtsblatt.	b) Invitations to shareholders or participants and other communications of the Company shall be published in the Swiss Official Gazette of Commerce.

Artikel 23 Sprache der Statuten	Article 23 Language of the Articles of Association

Im Falle eines Widerspruchs zwischen der deutschen und jeder anderen Fassung dieser Statuten ist die deutsche Fassung massgeblich.	In the event of deviations between the German version of these Articles of Association and any version in another language, the German authentic text prevails.

VI. Übergangsbestimmungen	VI. Transitional Provisions

Artikel 24 Sacheinlage	Article 24 Contribution in Kind

Die Gesellschaft übernimmt bei der Kapitalerhöhung vom 30. November 2010 gemäss einem Sacheinlagevertrag von 30. November 2010 (“Sacheinlagevertrag”) in Verbindung mit einem Urteil des Supreme Court von Bermuda vom 26. November 2010 zum Umstrukturierungsplan (“Scheme of Arrangement”) vom 18. November 2010 zwischen der Allied World Assurance Company Holdings, Ltd, einer Gesellschaft mit beschränkter Haftung gemäss Bermuda Recht mit Sitz in Bermuda und Kotierung am New York Stock Exchange (“Allied World Bermuda”), und ihren Aktionären, der von den Aktionären der Allied World Bermuda genehmigt wurde, alle 39’794’636 Aktien mit Stimmrecht der Allied World Bermuda, welche einen Wert von insgesamt CHF 2’337’536’918.64 haben. Als Gegenleistung für diese Sacheinlage gibt die Gesellschaft insgesamt 39’794’636 voll einbezahlte Namenaktien mit einem Nennwert von insgesamt CHF 596’919’540 aus an die Allied World Bermuda, die (1) in Bezug auf 38’313’836 Namenaktien der Gesellschaft, mit einem Nennwert von je CHF 15.00, als indirekte Stellvertreterin für die Aktionäre aller Aktien mit Stimmrechten der Allied World Bermuda, die bei Handelsschluss an der New York Stock Exchange (NYSE) am 30. November 2010 (“Stichzeitpunkt”) ausgegeben sind, und (2) in Bezug auf 1’480’800 Namenaktien der Gesellschaft, mit einem Nennwert von je CHF 15.00, im eigenen Namen und auf eigene Rechnung handelt. Die Gesellschaft weist die Differenz zwischen dem totalen Nennwert der ausgegebenen Namenaktien und dem Übernahmewert der Sacheinlage im

In connection with (1) the capital increase, dated November 30, 2010, and in accordance with (2) a contribution in kind agreement (“Contribution in Kind Agreement”), dated November 30, 2010, in connection with the order issued by the Supreme Court of Bermuda on November 26, 2010 sanctioning the scheme of arrangement (“Scheme of Arrangement”) dated November 18, 2010, by and between Allied World Assurance Company Holdings, Ltd, an exempted company with limited liability under the laws of Bermuda, with a registered office in Bermuda and with common shares listed on the New York Stock Exchange (“Allied World Bermuda”), and Allied World Bermuda’s shareholders, all of the 39,794,636 voting common shares of Allied World Bermuda (total value of CHF 2,337,536,918.64) have been acquired by the Company. As consideration for this contribution in kind, the Company has issued a total of 39,794,636 fully paid-in registered shares with a total par value of CHF 596,919,540 to Allied World Bermuda, which acts (i) in relation to 38,313,836 registered shares of the Company, each with a par value of CHF 15.00, as nominee for the account of the holders of all Allied World Bermuda voting common shares outstanding as of the close of trading on the New York Stock Exchange on November 30, 2010 (“Record Date”), and (ii) in relation to 1,480,800 registered shares of the Company, each with a par value of CHF 15.00, in its own name and account. The surplus of the difference between the aggregate par value of the issued registered shares and the total value of the contribution in kind, in the amount of CHF 1,740,617,378.64, is allocated to the reserves of the Company.

Gesamtbetrag von CHF 1’740’617’378.64 den Reserven der Gesellschaft zu.

Die Gesellschaft übernimmt bei der Schaffung des Partizipationskapitals vom 30. November 2010 gemäss den Sacheinlagevertrag in Verbindung mit einem Urteil des Supreme Court von Bermuda vom 26. November 2010 zum Scheme of Arrangement vom 18. November 2010, alle 202’340 Aktien ohne Stimmrecht der Allied World Bermuda, welche einen Wert von insgesamt CHF 11’885’451.60 haben. Als Gegenleistung für diese Sacheinlage gibt die Gesellschaft insgesamt 202’340 voll einbezahlte Namenpartizipationsscheine mit einem Nennwert von insgesamt CHF 3’035’100 aus an die Allied World Bermuda, die als indirekte Stellvertreterin für die Aktionäre aller Aktien ohne Stimmrecht der Allied World Bermuda, die zum Stichzeitpunkt ausgegeben sind, handelt. Die Gesellschaft weist die Differenz zwischen dem totalen Nennwert der ausgegebenen Namenpartizipationsscheine und dem Übernahmewert der Sacheinlage im Gesamtbetrag von CHF 8’850’351.60 den Reserven der Gesellschaft zu.

In connection with (1) the creation of the participation capital, dated November 30, 2010, and in accordance with (2) the Contribution in Kind Agreement in connection with the order issued by the Supreme Court of Bermuda on November 26, 2010 sanctioning the Scheme of Arrangement dated November 18, 2010, all of the 202,340 non-voting common shares of Allied World Bermuda (total value of CHF 11,885,451.60) have been acquired by the Company. As consideration for this contribution in kind, the Company issues 202,340 fully paid-in registered participation certificates with a total par value of CHF 3,035,100 to Allied World Bermuda, which acts as nominee for the account of the holders of all non-voting common shares of Allied World Bermuda outstanding as of the close of trading on the New York Stock Exchange on the Record Date. The surplus of the difference between the aggregate par value of the issued registered participation certificates and the total value of the contribution in kind, in the amount of CHF 8,850,351.60, is allocated to the reserves of the Company.

Zug, 19. April 2016
Zug, April 19, 2016

/s/ Scott Carmilani
Scott Carmilani